                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           __________________________________________________________

                     POST-EFFECTIVE AMENDMENT NUMBER ONE TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

           __________________________________________________________

                          Stock Market Solutions, Inc.
                 (Name of small business issuer in our charter)

              Nevada                              88-0443110
    (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)           Identification Number)

                             1752 N.W. Third Terrace
                                   Suite 118-c
                            Fort Lauderdale, FL 33311

               (Address of principal executive offices) (Zip Code)

                   Registrant's telephone number: 954-524-1452

           __________________________________________________________

                                Richard Smitten
                            1752 N.W. Third Terrace
                                  Suite 118-c
                           Fort Lauderdale, FL 33311

                                  954-524-1452
 (Name, address and telephone number, including area code, of agent for service)

           __________________________________________________________

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                 Richard Smitten
                            1752 N.W. Third Terrace
                                  Suite 118-c
                           Fort Lauderdale, FL 33311

                         CALCULATION OF REGISTRATION FEE

--------------  --------------  --------------  --------------  --------------
Title of        Amount to be    Proposed        Proposed        Amount of
Securities to   Registered(1)   Maximum         Maximum         Registration Fee
be Registered                   Offering Price  Aggregate
                                Per Share(2)    Offering Price(3)
--------------  --------------  --------------  --------------  --------------
 Common Stock   1,000,000       $         0.01  $       10,000  $         9.20
($0.001 par     shares
value) -
to individuals
as consultants
--------------  --------------  --------------  --------------  --------------

1.   Represents shares issuable pursuant to agreements for services rendered or to be rendered.

2.   The prices hereof may change prior to the effective date of the
     Registration Statement; therefore, such prices are estimated solely for the purposes of computing the registration fee pursuant to Rule 457(a).

3.   Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended solely for the purpose of calculating the registration fee. The proposed offering price per share upon which the proposed aggregate offering price per share and registration fee are based, has been arbitrarily determined by management and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

                                     PART I
               INFORMATION REQUIRED IN SECTION 10(a) OF PROSPECTUS

ITEM  1.  PLAN INFORMATION

The Company is offering shares of its common stock to various individuals for consulting or legal services on the Company's behalf. This issuance of shares is being made pursuant to the Company's 2003 Stock Award Plan, which provides the following:

1. Purpose. This Year 2003 Stock Award Plan (the 'Plan') of Stock Market
Solutions, Inc. (the 'Company'), for selected employees, officers, directors and key consultants and advisors to the Company is intended to advance the best interests of the Company by providing personnel who have substantial responsibility for the management and growth of the Company and its subsidiaries with additional incentive by increasing their proprietary interest in the success of the Company, thereby encouraging them to remain in the employ of or provide consulting services to the Company or any of its subsidiaries.

2. Administration. The Plan shall be administered by the Board of Directors of the Company (the 'Board') which shall keep the minutes of its proceedings with regard to the Plan and all records, documents, and data pertaining to its administration of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. In addition, the Board may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan shall be subject to the determination of the Board. The actions of the Board in exercising all of the rights, powers and authorities set out in this Plan, when performed in good faith and in its sole judgment, shall be final, conclusive, and binding on the parties.

3. Shares Available Under the Plan. The stock subject the Stock Awards shall be shares of the Company's Common Stock, without par value, (the 'Common Stock').
The total number of shares of Common Stock available under the Plan shall not exceed in the aggregate 1,000,000. Such shares may be treasury shares or authorized but unissued shares.

4. Eligibility. The individuals who shall be eligible to participate in the Plan shall be any officer, director, employee, consultant, advisor or other person providing key services to the Company who are not engaged in any prohibited activity (hereinafter such persons may sometimes be referred to as the 'Eligible
Individuals'). Prohibited Activity shall include the following:

        o   services rendered to the Company not in connection with a
            capital-raising or market making transaction;
        o   services directly or indirectly promote or maintain a market for the
            Company's securities;
        o   services by current or future auditors of the Company; and
        o   services in connection with a shell merger.

5. Authority to Grant Stock Awards. The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. The Board may award and issue shares of Common
Stock under the Plan to an eligible individual ('Stock Award'). Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board.

Subject only to any applicable limitations set forth in the Plan, the number of shares of Common Stock covered by any Stock Award shall be determined by the
Board.

6.  Stock Awards.

        (a)  Awards in Lieu of Compensation. The Board may grant Common Stock to an Eligible Individual under the Plan, without any payment by the individual, in lieu of certain cash compensation or as additional compensation. The Stock Award is subject to appropriate tax withholding. After compliance with the tax withholding
             requirements, a stock certificate shall be issued to the individual recipient of the Stock Award. The certificate shall bear such legend, if any, as the Board determines is reasonably required by applicable law. Prior to receipt of a Stock Award, the individual must comply with appropriate requests of the Board to assure compliance with all relevant laws.

        (b)  Performance Based Awards. The Board may award shares of Common
             Stock, without any payment for such shares, to designated
             individuals if specified performance goals established by the Board are satisfied. The designation of an employee eligible for a specific performance-based Stock Award shall be made by the Board in writing prior to the beginning of the twelve month period for which the performance is measured. The Board shall establish the number of shares to be issued to a designated employee if the performance goal is met. The Board must certify in writing that a performance goal has been met prior to issuance of any certificate for a performance-based Stock Award to any employee. If the Board certifies the entitlement of an employee to the performance-based
             Stock Award, the certificate shall be issued to the employee as soon as administratively practicable, and subject to other applicable provisions of the Plan, including but not limited to, all legal requirements and tax withholding. Performance goals determined by the Board may be based on specified increases in net profits, stock price, Company or segment sales, market share, earnings per share, and/or return on equity.

7. Registration. The Company may, but shall not be obligated to, register any securities covered by a Stock Award pursuant to the 1933 Act (as now in effect or as hereafter amended) and, in the event any shares are registered, the
Company may remove any legend on certificates representing these shares. The
Company shall not be obligated to take any other affirmative action in order to cause the Stock Award to comply with any law or regulation of any governmental authority.

8. Employment Obligation. The granting of any Stock Award shall not impose upon the Company any obligation to employ or continue to employ any grantee; and the right of the Company to terminate the employment of any officer or other employee shall not be diminished or affected by reason of the fact that a Stock
Award has been granted to him.

9. Changes in the Company's Capital Structure. The existence of outstanding
Stock Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common
Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
If the Company effects a subdivision or consolidation of shares or other capital readjustment, the payment of a dividend in capital stock or other equity securities of the Company on its Common Stock, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving consideration therefore in money, services, or property, or the reclassification of its Common Stock, in whole or in part, into other equity securities of the
Company, then: (a) the number, class and per share price of shares of Common
Stock subject to Stock Awards hereunder shall be appropriately adjusted (or in the case of the issuance of other equity securities as a dividend on, or in a reclassification of, the Common Stock, the Stock Awards shall extend to such other securities) in a manner so as to entitle a grantee to receive, for the same aggregate cash consideration, and for an award of pending performance-based
Stock Awards, the same total number and class or classes of shares or in the case of a dividend of, or reclassification into, other equity securities, those other securities) he would have held after adjustment if the Stock Award was earned, immediately prior to the event requiring the adjustment, or, if applicable, the record date for determining shareholders to be affected by the adjustment; and (b) the number and class of shares then reserved for issuance under the Plan (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) shall be adjusted by substituting for the total number and class of shares of stock then reserved, the number and class or classes of shares of stock (or in the case of a dividend of, or reclassification into, other equity securities, those other securities) that would have been received by the owner of an equal number of outstanding shares of Common Stock as a result of the event requiring the adjustment. Comparable rights shall accrue to each employee in the event of successive subdivisions, consolidations, capital adjustments, dividends or reclassifications of the character described above. Appropriate adjustments shall also be made to pending
Stock Awards. Except as hereinbefore expressly provided, the issue by the
Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Stock Awards.

10.  Amendment or Termination of Plan. The Board may at any time alter, suspend or terminate the Plan.

11. Forfeitures. Notwithstanding any other provisions of this Plan, if the Board finds by a majority vote after full consideration of the facts that the employee, before or after termination of his employment with the Company or its subsidiaries for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or its subsidiaries, which conduct damaged the Company or its subsidiaries, or disclosed trade secrets of the Company or its subsidiaries, or (b) participated, engaged in or had a financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor in the United
States which is competitive with the business of the Company or its subsidiaries without the written consent of the Company or its subsidiaries, the employee shall forfeit all outstanding Stock Awards which are not fully vested, including all rights related to such matters, and including any performance based Stock
Awards to which he may be entitled, and other elections pursuant to which the
Company has not yet delivered a stock certificate. Clause (b) shall not be deemed to have been violated solely by reason of the employee's ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation. The decision of the Board as to the cause of the employee's discharge, the damage done to the Company or its subsidiaries, and the extent of the employee's competitive activity shall be final. No decision of the Board, however, shall affect the finality of the discharge of the employee by the Company or its subsidiaries in any manner. To provide the Company with an opportunity to enforce this Section, no certificate for Stock may be issued under this Plan without the certification by the Board that no action forbidden by this provision has been raised for their determination.

12. Tax Withholding. The Company shall be entitled to deduct from other compensation payable to each employee any sums required by federal, state, or local tax law to be withheld with respect to the grant, vesting, as appropriate, of an Stock Award. In the alternative, the Company may require the employee (or other person receiving the Stock Award) to pay the sum directly to the employer corporation.

13. Written Agreement. Each Stock Award granted hereunder shall be embodied in a written agreement, which shall be subject to the terms and conditions prescribed herein, and shall be signed by the grantee and by an appropriate officer of the
Company on behalf of the Company. Each agreement shall contain other provisions which the Board in its discretion shall deem advisable.

14. Governing Law and Interpretation. This Plan shall be governed by the laws of the state of Nevada. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

15. Effective Date of Plan. The Plan shall become effective as of February 25,
2003 (the 'Effective Date') and shall terminate on December 31, 2003.

This registration statement is for the following awards under the Plan:

Michael T. Williams, Esq. - Legal Services  300,000

SERVICES AGREEMENT (the "Agreement") dated February 25, 2003 is made by and between Stock Market Solutions, Inc., a Nevada corporation ("the Company"), and Michael T. Williams, an individual resident of Florida ("Attorney").

Services provided:  Legal Services as mutually agreed

Services previously provided:  Representation in connection with Company's Form
10SB filings

ITEM  2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities
Act of 1933 (the "Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof)
a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM  3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company for purposes of the information reporting requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

1.   The Company's filing on Form 10-SB/A filed with the Commission on or about
     2002-09-23;

2.   The Company's Quarterly Report on Form 10-QSB for the months ended
     September 30, 2002

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration
Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof.

ITEM 4.  DESCRIPTION OF SECURITIES

     The class of securities to be offered is registered under Section 12 of the
Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa FL.  We have agreed to retain the principal of Williams Law Group, M. T. Williams, Esq., individually, to assist us in 1934 Act filings and have agreed to issue to him individually
300,000 shares of our common stock under this registration statement for providing these services.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The
Certificate of Incorporation also provides as follows:

     The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby.

     Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons.  The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, and employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

       Exhibit No.            Title
       -----------            -----

           5.1             Opinion of Williams Law Group, P.A.
          10.1             Agreement with Michael T. Williams, Esq. *
          10.2             Consent of Salberg and Co. *
          23.2             Consent of Williams Law Group, P.A. (included in
                           Item 5.1)

* Previously filed

ITEM 9. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

          (i)  include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

         (ii)  reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed t hat which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration
Fee" table in the effective registration statement; and

       (iii)   include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the
Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered the rein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or 15(d) of t he Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Ex change Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceab1e.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any act ion, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale FL on the 18th day of
February, 2003.

                                   CORPORATION

Title                  Name              Date      Signature
---------------------  ----------------  --------- ---------------
Principal Executive    Richard Smitten   3-24-03   /s/ Richard Smitten
Officer
---------------------  ----------------  --------- ---------------
Principal Accounting   Richard Smitten   3-24-03   /s/ Richard Smitten
Officer
---------------------  ----------------  --------- ---------------
Principal Financial    Richard Smitten   3-24-03   /s/ Richard Smitten
Officer
---------------------  ----------------  --------- ---------------

Pursuant to the requirements of the Securities Act of 1933, this Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE             NAME             TITLE           DATE
--------------------  ---------------  ------------  ---------
/s/ Richard Smitten   Richard Smitten  Director      3-24-03
--------------------  ---------------- ------------  ---------